Mantyla McReynolds LLC
Certified Public Accountants
CPA
America Counts on CPAs™

December 17, 2010

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549-7561

We have read the statements included in Item 4.01 of Form 8-K dated December 17, 2010, of Sangui Biotech International, Inc. (the "Registrant"), filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

Mantyla McReynolds LLC

Mantyla McReynolds, LLC